Exhibit 10.1

FIRST AMENDMENT TO SECURITIES

PURCHASE AGREEMENTS AND 8% SENIOR SECURED CONVERTIBLE DEBENTURES

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENTS AND 8% SENIOR SECURED CONVERTIBLE DEBENTURES (this “FIRST Amendment”) is dated as of January 3, 2017, and effective as of January 1, 2017, among Staffing 360 Solutions, Inc., a Nevada corporation (“Parent”), each of Parent’s subsidiaries (“Subsidiaries” and collectively, the “Company”),  and Hillair Capital Management LLC (the “Holder”) thereto, and amends that certain Securities Purchase Agreement, dated as of July 8, 2015 and that certain Securities Purchase Agreement, dated as of February 8, 2016 (each a “Purchase Agreement” and together the “Purchase Agreements”), by and between the Parent the Holder and the 8% Senior Secured Convertible Debenture Due April 1, 2017 (issued on July 8, 2015) (“2015 Debenture”) and the 8% Senior Secured Convertible Debenture Due July 1, 2017 (issued on February 8, 2016) (“2016 Debenture”) (each a “Debenture” and together the “Debentures”), which Debentures are guaranteed, and secured by, all the assets of the Parent and the Subsidiaries.  Capitalized terms used and not otherwise defined in this FIRST Amendment shall have the meanings specified in the Purchase Agreements and Debentures, as applicable.

WHEREAS, the Company has requested (i) the Periodic Redemption Amount due on January 1, 2017 be paid in kind and accretion to principal amount of the Debentures rather than cash pursuant to the terms of this FIRST Amendment, (ii) all accrued but unpaid interest on the Debentures be accreted to the principal amount outstanding on the Debentures and (ii) the Periodic Redemption Amount due July 1, 2017 (also the Maturity Date) be extended to October 1, 2018.

WHEREAS, the Holders are prepared to agree to the Company’s requests subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendments to Purchase Agreements.  The Purchase Agreement shall be amended as follows:

New Section 4.17 is added to each Purchase Agreement which shall be as follows: “Shareholder Approval.  The Company shall hold a special vote of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date (and in any event, pursuant to a proxy to be filed on or before April 1, 2017) for the purpose of obtaining Shareholder Approval (as defined below), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.  The Company shall use its reasonable best efforts to obtain such Shareholder Approval. If the Company does not

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obtain Shareholder Approval at the first vote, the Company shall call a vote every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Debentures are no longer outstanding. “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the applicable date required thereby.”

Section 2.  Amendments to Debentures.  Each Debenture shall be amended as follows:

(a)The definition of “Maturity Date” is hereby amended to be October 1, 2018.

(b)The Definition of “Optional Redemption Amount” is hereby amended and restated as follows: “means the sum of (a) one hundred percent (100%) of the then outstanding principal amount of the Debenture, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Debenture.

(c)The definition of “Periodic Redemption Amount” is hereby amended to mean the sum of (i) all then outstanding principal amount of this Debenture and (ii) accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Debenture.

(d)The definition of “Periodic Redemption Date” is hereby amended to be October 1, 2018.

(e)Interest payments under the Debentures are not payable until October 1, 2017 on which date all accrued but unpaid interest shall be payable pursuant to Section 2 of the Debentures.  Thereafter interest payments shall be made in accordance with the schedule of interest payments set forth in Section 2(a).

(f)Section 4(b) of each Debenture is hereby amended and restated as follows: “Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $3.00, subject to adjustment herein (the “Conversion Price”).”

Section 3.  Accretion of Interest; Increase in Principal of Debentures; Waiver of Event of Default.  The Company hereby agrees to accrete all accrued but unpaid interest on the Debentures as of the date hereof ($53,760 in the aggregate) to the principal amount of the 2015 Debenture.  Additionally, in consideration of the amendments under this FIRST Amendment, the Company agrees to increase the principal on the 2015 Debenture by $1,111,846.  Accordingly, as of the date hereof the outstanding principal amount outstanding of the 2015 Debenture is $3,125,606.  Subject to compliance with the terms of this Agreement, the Holder hereby waives the Event of Default that otherwise would have occurred on January 1, 2017 as part of the Periodic Redemption.

Section 4.  Exchange of 2016 Debenture for Shares of Common Stock.  Within two Trading Days of the date hereof the Company shall deliver to the Holder, on an expedited

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basis via The Depository Trust Company (“DTC”) Deposit or Withdrawal at Custodian system (“DWAC”) 600,000 shares of Common Stock in exchange for the surrender of all principal amount of the 2016 Debenture, which shares shall be issued free of any legend or resale restrictions.  If such shares are not received in the DTC account of the Holder within 5 Trading Days of the date hereof, this FIRST Amendment shall be deemed null and void and of no further force and effect and all amounts due and owing to the Holder shall be immediately paid in full.  Upon issuance of such shares, the 2016 Debenture shall be deemed paid in full and no longer outstanding.

Section 5.  Public Announcement. The Company shall (a) by 9:00 a.m. (New York City time) on the 4th Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K with the Commission within the time required by the Exchange Act.  From and after the issuance of such press release, the Company represents to the Holders that it shall have publicly disclosed all material, non-public information delivered to any of the Holders by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents.  In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Holders or any of their Affiliates on the other hand, shall terminate. The Company and each Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Holder, or without the prior consent of each Holder, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Holder, or include the name of any Holder in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Holder, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Holders with prior notice of such disclosure permitted under this clause (b).

Section 6.  Miscellaneous.  Except as specifically amended or waived above, the Purchase Agreement and the other Transaction Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.  The execution, delivery and effectiveness of this FIRST Amendment shall not operate as a waiver of any right, power or remedy of the Holder under the Purchase Agreement or any Transaction Document, nor constitute a waiver of any provision of the Purchase Agreement or any Transaction Document, except as specifically provided by this FIRST Amendment.  This FIRST Amendment is a Transaction Document, and a part of the Purchase Agreement, for all purposes of the Purchase Agreement. This FIRST Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the

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same instrument.  Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.  Section headings used in this FIRST Amendment are for reference only and shall not affect the construction of this FIRST Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this FIRST Amendment to be duly executed and delivered as of the day and year first above written.

Company:

STAFFING 360 SOLUTIONS, INC.

/s/ Brendan Flood

By:  Brendan Flood

Title:  Executive Chairman

Holder:

HILLAIR CAPITAL MANAGEMENT LLC

/s/ Sean M. McAvoy

By:  Sean M. McAvoy

Title: Managing Member

[Signature Page to FIRST Amendment]